EXHIBIT 23(a)

Independent Auditors’ Consent

The Board of Directors

Cybex International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-34309) and in the registration statements on Form S-8 (Nos. 333-79899, 333-29045, 2-79563, 33-46109, 33-46110, 33-48124, 33-59947, 33-59945, 333-97379, and 333-97377) of Cybex International, Inc. of our report dated February 6, 2004, except as to the last sentence of the paragraph entitled “Hot New Products v. Cybex International, Inc.” in Note 11, which is as of February 13, 2004, with respect to the consolidated balance sheets of Cybex International, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and other comprehensive loss, and cash flows for the years ended December 31, 2003 and 2002 and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Cybex International, Inc.

Our report refers to our audit of the disclosures that were added to revise the 2001 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 12, 2004